Exhibit 3.11

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 10/22/1990 902955322 - 2058433

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CAMBER CORP.

* * * * *

CAMBER CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That by unanimous written consent of the Sole Director and sole stockholder of CAMBER CORP. dated April 25, 1990, the following resolution, which set forth a proposed amendment of the Certificate of Incorporation of said Corporation, was duly adopted and declared to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED:	That the Certificate of Incorporation of the Corporation be amended by changing Article I thereof so that, as amended, said Article I shall be and read as follows:

“1. The name of the Corporation is Camber Corporation.”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[THIS SPACE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, said CAMBER CORP. has caused its corporate seal to be hereunto affixed and this Certificate of Amendment to be signed by Dhananjay G. Wadekar, its Chief Executive Officer and Secretary this 1st day of October, 1990.

CAMBER CORP.

By:	/s/ Dhananjay G. Wadekar
Dhananjay G. Wadekar
Chief Executive Officer

/s/ Dhananjay G. Wadekar
Dhananjay G. Wadekar Secretary